http://www.gses.com

AT THE COMPANY
John V. Moran
Chief Executive Officer

FOR IMMEDIATE RELEASE

GSE Systems Announces First Quarter 2010
Financial Results

Sykesville, Maryland, May 10, 2010--GSE Systems, Inc. (GSE) (NYSE Amex – GVP), a leading global provider of real-time simulation and training solutions to the power, process, manufacturing and government sectors, reported that revenue for the three months ended March 31, 2010 was $11.2 million, a 38% increase from the revenue reported for the three months ended March 31, 2009 of $8.1 million.

GSE reported operating income of $453,000 for the first quarter of 2010 as compared to operating income of $531,000 in the first quarter of 2009.  Net income for the three months ended March 31, 2010 was $449,000 or $0.02 per common share on both a basic and diluted basis as compared to net income of $333,000 or $0.02 per common share on both a basic and diluted basis for the first quarter of 2009.

In the three months ended March 31, 2010, the Company incurred approximately $104,000 in expenses related to its acquisition activities which are included in the Company’s total operating expenses of $2.7 million.

The Company utilizes derivative instruments, specifically forward foreign exchange contracts, to manage market risks associated with the fluctuations in foreign currency exchange rates on foreign-denominated contract receivables. The Company is required to determine the fair value of its foreign currency contracts at the end of each quarter, and the change in the fair value is recorded in net income. The quarterly gains or losses incurred from the changes in fair value will net out to zero upon the foreign exchange contract expiration. The use of these derivative instruments is intended to protect the Company’s customer contract values and margins at the time the contracts are signed and are not designed to speculate on the direction of any currency, up or down. Simply put, the derivative instruments are protecting against currency fluctuations in a way that, regardless of which way a given currency moves, the ultimate payments from foreign customers will translate to the originally agreed to amounts.

For the three months ended March 31, 2010, the Company incurred a $304,000 pretax non-cash loss on the change in fair value of its derivative instruments and the related mark-to-market adjustment of the related contract receivables.

The Company’s income tax benefit for the three months ended March 31, 2010 includes the impact of the reversal of a $400,000 accrual for foreign income tax withholding on a contract that it completed in China.

GSE’s backlog as of March 31, 2010 was approximately $52.6 million compared to $53.9 million at December 31, 2009. Backlog is defined as the remaining value of signed contracts and does not include any value for contracts being negotiated or for contracts that have been signed since March 31, 2010. Therefore, the backlog of $52.6 million does not include the expected total value of the full scope nuclear simulator currently being built for Westinghouse Electric Company’s Haiyang project in China.

John V. Moran, GSE’s Chief Executive Officer commented, “The first quarter of 2010 represents another quarter of progress and performance for our Company. Of special significance since we last reported, was the acquisition of TAS Holdings Limited, which does business under the name TAS Engineering Consultants. TAS, fomerly a private company located in Stockton-on-Tees in the UK, is an engineering consulting company specializing in electrical system design, instrumentation and controls engineering, automation engineering and safety consultancy. It also provides computer modeling services for major electrical generation and distribution systems including traditional and renewable power.”

“The acquisition of TAS, though small in dollar terms, is strategically important from a number of different perspectives. TAS’s expertise in electrical distribution system modeling with variable sources of power including renewable energy generation, will help GSE extend its capability into the modeling and simulation of electrical distribution and grid systems, a large and growing market. TAS routinely encounters training opportunities that coincide with their engineering and consulting projects thereby creating cross selling opportunities for GSE’s growing training organization. The acquisition will also further expand GSE’s presence in the UK through access to existing TAS clients, and will enhance our ability to support the UK’s planned construction of twelve new nuclear plants in the coming years through both our nuclear simulation and training divisions.”

“In summary, I feel the near and longer term outlook for all of our primary business sectors has never been stronger and remain very optimistic about GSE’s growth prospects and positive trends going forward.”

GSE Systems, Inc. provides training simulators and educational solutions. The Company has over three decades of experience, over 362 installations, and 100 customers in more than 40 countries.  Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Sykesville, Maryland located in the western suburbs of Baltimore, Maryland. Our global locations include offices in St. Marys and Augusta, Georgia; Tarrytown, New York; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available via the Internet at http://www.gses.com.

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

AT THE COMPANY                                                     INVESTOR RELATIONS CONTACT
John V. Moran                                                                Feagans Consulting Inc.
Chief Executive Officer                                                  Neal Feagans
Phone: 410-970-7801                                                      Phone: 303-449-1184

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)
	Three Months ended
	March 31,
	2010	2009

Contract revenue	$11,208	$8,128
Cost of revenue	8,063	5,699

Gross profit	3,145	2,429

Operating expenses	2,692	1,898

Operating income	453	531

Interest income (expense), net	(2)	12
Gain (loss) on derivative instruments	(304)	13
Other income (expense), net	19	(110)

Income before income taxes	166	446

Provision (benefit) for income taxes	(283)	113

Net income	$449	$333

Basic income per common share	$0.02	$0.02
Diluted income per common share	$0.02	$0.02

Weighted average shares outstanding - Basic	18,932,090	15,991,498
Weighted average shares outstanding - Diluted	19,537,798	16,653,042

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data
(in thousands)
	(unaudited)
	March 31, 2010	December 31, 2009

Cash and cash equivalents	$ 24,222	$ 25,270
Current assets	44,689	43,640
Total assets	50,354	49,520

Current liabilities	$ 12,414	$ 12,171
Long-term liabilities	159	206
Stockholders' equity	37,781	37,143